Exhibit 99.1

FOR IMMEDIATE RELEASE

Q2 Holdings, Inc. Announces Fourth Quarter and Full-Year 2025 Financial Results

AUSTIN, Texas (February 11, 2026)—Q2 Holdings, Inc. (NYSE: QTWO), a leading provider of digital transformation solutions for financial services, today announced results for its fourth quarter and full year ending December 31, 2025.

GAAP Results for the Fourth Quarter and Full-Year 2025

•Revenue for the fourth quarter of $208.2 million, up 14 percent year-over-year and up 3 percent from the third quarter of 2025. Full-year 2025 revenue of $794.8 million, up 14 percent year-over-year.

•GAAP gross margin for the fourth quarter of 55.4 percent, up from 52.6 percent for the prior-year quarter and up from 54.0 percent for the third quarter of 2025. GAAP gross margin for full-year 2025 of 54.1 percent, up from 50.9 percent for the full-year 2024.

•GAAP net income for the fourth quarter of $20.4 million, compared to $0.2 million for the prior-year quarter and $15.0 million for the third quarter of 2025. GAAP net income for full-year 2025 of $52.0 million, compared to GAAP net loss of $38.5 million for full-year 2024.

Non-GAAP Results for the Fourth Quarter and Full-Year 2025

•Non-GAAP gross margin for the fourth quarter of 58.6 percent, up from the prior-year quarter of 57.4 percent and up from 57.9 percent for the third quarter of 2025. Non-GAAP gross margin for full-year 2025 of 58.0 percent, up from 56.0 percent for full-year 2024.

•Adjusted EBITDA for the fourth quarter of $51.2 million, up from $37.6 million for the prior-year quarter and $48.8 million for the third quarter of 2025. Full-year 2025 adjusted EBITDA of $186.5 million, up from $125.3 million for the full-year 2024.

For a reconciliation of our GAAP to non-GAAP results, please see the tables below.

“We closed out 2025 with the second strongest bookings quarter in company history, building from the third quarter momentum and reflecting strong execution across our business,” said Matt Flake, Chairman, President and CEO, Q2. “The year featured a balanced mix of net new and expansion wins, continued demand across our major product lines and was also a pivotal year for AI-driven innovation. We delivered meaningful improvements in profitability and free cash flow, which we believe positions us well for continued execution in 2026 and beyond.”

Fourth Quarter and Full-Year Highlights

•Signed eight Enterprise and Tier 1 contracts in the quarter highlighted by:

◦A net new agreement with a Tier 1 bank for our commercial digital banking and relationship pricing solutions.

◦An expansion agreement with a $40 billion bank to add commercial digital banking and fraud solutions.

◦A net new agreement with a top five credit union for Helix to utilize our prepaid card solutions.

•Subscription Annualized Recurring Revenue increased to $780.1 million, up 14 percent year-over-year.

•Remaining Performance Obligations total, or Backlog, increased by $175 million sequentially and $472 million year-over-year, resulting in a total committed Backlog of approximately $2.7 billion at quarter-end, representing 7 percent sequential growth and 21 percent year-over-year growth.

•In the fourth quarter ended December 31, 2025, Q2 retired $191 million in convertible debt at maturity and repurchased approximately 69 thousand shares of the Company's outstanding common stock at an average share price of approximately $72.52 for total consideration of approximately $5.0 million. As of the end of the quarter, Q2 had $145.0 million remaining on its share repurchase authorization.

Q2 Caps Off 2025 with Strong Execution and Continued Innovation

Q2 delivered one of its strongest bookings quarters in company history in the fourth quarter, supported by a balanced mix of net new and expansion wins across digital banking, relationship pricing, and fraud solutions.

Expansion represented approximately half of the Company’s Tier 1 and Enterprise activity in full-year 2025, reflecting strong engagement across the installed base and continued success up-market.

In 2025, Q2 achieved success across its growth, profitability, and cash generation, demonstrating the strength of the business as the Company looks ahead.

Alongside this execution, Q2 advanced artificial intelligence, or AI, as a core element of its long-term strategy. The Company expanded the use of AI across existing products and workflows, delivering customer value in areas such as fraud mitigation, while also embedding AI more deeply into the platform to deliver innovation faster and improve productivity across the ecosystem.

Q2 believes its platform serves as a “system of context” for financial institutions, capturing real-time digital signals across logins, transactions, alerts, messages and user decisions, that are visible at the digital engagement layer. This context helps institutions understand what’s happening and what should happen next, enabling more effective AI-driven workflows.

As customer demand for AI-enabled solutions continues to evolve, Q2 believes its cloud-native single platform, deep data context, and trusted position with financial institutions uniquely enables the Company to help customers adopt AI responsibly and at scale. These advantages reinforce Q2’s role as a hub for AI innovation in digital banking, going through Q2 - not around it.

“We delivered strong financial results to end the year, surpassing the high end of our guidance for both revenue and adjusted EBITDA,” said Jonathan Price, CFO, Q2. “As we enter the final year of our three-year framework, we have materially outperformed our initial expectations. We’re raising our full-year 2026 subscription revenue growth outlook and introducing a new financial framework that provides an initial view into 2027 as well as longer term profitability targets.”

Financial Outlook

As of February 11, 2026, Q2 Holdings is providing guidance for its first quarter of 2026 and full-year 2026, which represents Q2 Holdings’ current estimates on Q2 Holdings’ operations and financial results. The financial information below includes adjusted EBITDA, which represents forward-looking, non-GAAP financial information. GAAP net income (loss) is the most comparable GAAP measure to adjusted EBITDA. Adjusted EBITDA differs from GAAP net income (loss) in that it excludes items such as depreciation and amortization, stock-based compensation, transaction-related costs, interest and other (income) expense, income taxes, lease and other restructuring charges, and non-recurring legal settlements not in our ordinary course of business. Q2 Holdings is unable to predict with reasonable certainty the ultimate outcome of these exclusions without unreasonable effort. Therefore, Q2 Holdings has not provided guidance for GAAP net income (loss) or a reconciliation of the forward-looking adjusted EBITDA guidance to GAAP net income (loss). However, it is important to note that these excluded items could be material to Q2's results computed in accordance with GAAP in future periods.

Q2 Holdings is providing guidance for its first quarter of 2026 as follows:

•Total revenue of $212.5 million to $216.5 million, which would represent year-over-year growth of 12 to 14 percent.

•Adjusted EBITDA of $52.5 million to $55.5 million, representing 25 to 26 percent of revenue for the quarter.

Q2 Holdings is providing guidance for the full-year 2026 as follows:

•Total revenue of $871.0 million to $878.0 million, which would represent year-over-year growth of 10 percent.

•Adjusted EBITDA of $225.0 million to $230.0 million, representing 26 percent of revenue for the year.

New Financial Framework

Q2 Holdings is also providing initial expectations for 2027 and a new financial framework that reflects the anticipated operating leverage of its business model through 2030.

•Initial expectations for 2027: subscription revenue year-over-year growth of approximately 12.5 to 13 percent and adjusted EBITDA margin expansion of approximately 150 to 200 basis points.

•Longer-term framework through 2030: non-GAAP gross margin of approximately 65 percent and adjusted EBITDA margin of approximately 35 percent by year-end 2030.

Conference Call Details

Date:	Wednesday, February 11, 2026
Time:	5:00 p.m. EST
Hosts:	Matt Flake, Chairman, President & CEO / Jonathan Price, CFO
Webcast Registration:	https://events.q4inc.com/attendee/209957102

All participants must register using the above link. The webcast of the conference call and financial results will be accessible from the investor relations section of the Q2 website at http://investors.Q2.com/. An archived replay of the webcast will be available on this website for a limited time after the call. Q2 has used, and intends to continue to use, its investor relations website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Q2 Holdings, Inc.

Q2 is a leading provider of digital transformation solutions for financial services, serving banks, credit unions, alternative finance companies, and fintechs in the U.S. and internationally. Q2 enables its financial institution and fintech customers to provide comprehensive, data-driven digital engagement solutions for consumers, small businesses and corporate clients. Headquartered in Austin, Texas, Q2 has offices worldwide and is publicly traded on the NYSE and NYSE Texas under the stock symbol QTWO. To learn more, please visit Q2.com. Follow us on LinkedIn and X to stay up to date.

Use of Non-GAAP Measures

Q2 uses the following non-GAAP financial measures: adjusted EBITDA; adjusted EBITDA margin; non-GAAP gross margin; non-GAAP gross profit; non-GAAP sales and marketing expense; non-GAAP research and development expense; non-GAAP general and administrative expense; non-GAAP operating expense; non-GAAP operating income (loss); and free cash flow. Beginning in the year ended December 31, 2024, because there was no impact of purchase accounting on revenue, Q2's non-GAAP total revenue is now equivalent to its GAAP total revenue, and have therefore not reported non-GAAP total revenue. Management believes that these non-GAAP financial measures are useful measures of operating performance because they exclude items that Q2 does not consider indicative of its core performance.

In the case of adjusted EBITDA, Q2 adjusts net income (loss) for such items as interest and other (income) expense, taxes, depreciation and amortization, stock-based compensation, transaction-related costs, lease and other restructuring charges, and non-recurring legal settlements not in our ordinary course of business. In the case of adjusted EBITDA margin, Q2 calculates adjusted EBITDA margin by dividing adjusted EBITDA by revenue. In the case of non-GAAP gross margin and non-GAAP gross profit, Q2 adjusts gross profit and gross margin for stock-based compensation, amortization of acquired technology, transaction-related costs and lease and other restructuring charges. In the case of non-GAAP sales and marketing expense and non-GAAP research and development expense, Q2 adjusts the corresponding GAAP expense to exclude stock-based compensation. Non-GAAP general and administrative expense excludes stock-based compensation and non-recurring legal settlements not in our ordinary course of business. Non-GAAP operating expense is calculated by taking the sum of non-GAAP sales and marketing expenses, non-GAAP research and development expense and non-GAAP general and administrative expense. In the case of non-GAAP operating income (loss), Q2 adjusts operating income (loss), for stock-based compensation, transaction-related costs, amortization of acquired technology, amortization of acquired intangibles, lease and other restructuring charges and non-recurring legal settlements not in our ordinary course of business. In the case of free cash flow, Q2 adjusts net cash provided by (used in) operating activities for purchases of property and equipment and capitalized software development costs. A reconciliation of prior quarter non-GAAP financial measures to the nearest comparable GAAP measures may be found in Exhibit 99.1 of Q2's Form 8-K filed on November 5, 2025.

There are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Certain items that are excluded from these non-GAAP financial measures can have a material impact on operating and net income (loss). As a result, these non-GAAP financial measures have limitations and should be considered in addition to, not as a substitute for or superior to, the closest GAAP measures, or other financial measures prepared in accordance with GAAP. A reconciliation to the closest GAAP measures of these non-GAAP measures is contained in tabular form on the attached unaudited condensed consolidated financial statements.

Q2’s management uses these non-GAAP measures as measures of operating performance; to prepare Q2’s annual operating budget; to allocate resources to enhance the financial performance of Q2’s business; to evaluate the effectiveness of Q2’s business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of Q2’s results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communication with our board of directors concerning Q2’s financial performance.

Forward-looking Statements

This press release contains forward-looking statements and forward-looking information. These statements can be identified by expressions of belief, expectation or intention, as well as statements that are not historical fact, including statements about: our expectations for future financial performance; the anticipated benefits of our new financial framework and long-term operating leverage; demand for and adoption of our solutions, including digital banking, commercial, fraud and AI solutions; expected bookings activity, renewals and expansion opportunities; pipeline strength and customer demand; our ability to retain existing customers and attract new customers; our growth strategy and ability to execute on profitable growth; the scalability, differentiation and competitive advantages of our platform, data strategy and AI strategy; our AI capabilities and innovation initiatives; our ability to embed AI responsibly across our products; our ability to innovate, expand our product offerings and deliver value to customers; market opportunities, industry trends and customer demand; our capital allocation priorities, including share repurchases; our ability to navigate economic conditions and deliver long-term shareholder value; and our quarterly and annual financial guidance.

The forward-looking statements contained in this press release are based upon Q2’s historical performance and its current plans, estimates, and expectations and are not a representation that such plans, estimates or expectations will be achieved. Factors that could cause actual results to differ materially from those described herein include risks related to: (a) the risks associated with cyberattacks, financial transaction fraud, data and privacy breaches and breaches of security measures within our products, systems and infrastructure or the products, systems and infrastructure of third parties upon which we rely and the resultant disruption, costs and liabilities and harm to our business and reputation and our ability to sell our solutions; (b) the impact of and our ability to respond to global economic uncertainties and challenges or changes in the financial services industry and credit markets, including as a result of mergers and acquisitions within the banking sector, inflationary pressures, fluctuating interest rates, instability in the financial services industry, any changes to, or new, financial regulations and their potential impacts on our prospects' and customers' operations, increased acceptance and use of emerging financial products, such as cryptocurrencies or stablecoin, including any impact on the timing of prospect and customer implementations and purchasing decisions, our business sales cycles and on account holder or end user, or End User, usage of our solutions; (c) the risks associated with continued market volatility, including in the financial services sector, potential inflationary pressures and the impact of any monetary policy changes that may be implemented as a result, the possibility and potential impact of any U.S. tariffs and trade measure, including retaliatory tariffs and the impact on the valuation of marketable securities; (d) the risk of increased or new competition in our existing markets and as we enter new markets or new segments of existing markets, or as we offer new solutions; (e) the risks associated with the development of our solutions, including AI based solutions, our AI and data strategies and solutions, and changes to regulation or the market for our solutions compared to our expectations; (f) quarterly fluctuations in our operating results relative to our expectations and guidance and the accuracy of our forecasts; (g) the risks and increased costs associated with managing growth and global operations, including hiring, training, retaining and motivating employees to support such growth; (h) the risks associated with our transactional business which are typically driven by End-User behavior and can be influenced by external drivers outside of our control; (i) the risks associated with effectively managing our business and cost structure in an uncertain economic environment, including as a result of challenges in the financial services industry and the effects of seasonality and unexpected trends; (j) the risks associated with geopolitical instability, including acts of war or military conflict, uncertainties or discord, including the continuing war in Ukraine and conflicts in the Middle East and other parts of the world, heightened risk of state-sponsored cyberattacks or cyber fraud on financial services and other critical infrastructure; (k) the risks associated with accurately forecasting and managing the impacts of any economic downturn or challenges in the financial services industry on our customers and their End Users, including in particular the impacts of any downturn on financial technology companies or alternative finance companies and our arrangements with them, which may include more complex revenue arrangements for us and which may be more vulnerable to an economic downturn than our financial institution customers; (l) the challenges and costs associated with selling, implementing and supporting our solutions, particularly for larger customers with more complex requirements and longer implementation processes, including risks related to the timing and predictability of sales of our solutions and the impact that the timing of bookings and go-lives may have on our revenue and financial performance in a period; (m) the risk that errors, interruptions or delays in our solutions or Web hosting negatively impacts our business and sales; (n) the risks associated with the migration of the computing, storage and processing of our digital banking platform solutions from our third-party data centers to third-party public cloud service providers; (o) the difficulties and risks associated with developing and selling complex new solutions and enhancements, including those using AI with the technical and regulatory specifications and functionality required by our customers and relevant governmental authorities; (p) the risks associated with operating within and selling into a regulated industry, including risks related to evolving regulation of, and litigation with respect to, AI and machine learning, the receipt, collection, storage, processing and transfer of data and increased regulatory scrutiny on financial technology and related services, including specifically on banking-as-a-service, or BaaS, services; (q) the risks associated with our sales and marketing capabilities, including partner relationships and the length, cost and unpredictability of our sales cycle; (r) the risks inherent in third-party technology and implementation partnerships, including defects, failures, interruptions or disruptions in third-party services or solutions, that could disrupt our services or otherwise cause harm to our business; (s) the risk that we will not be able to maintain historical contract terms such as pricing and duration; (t) the general risks associated with the complexity of our customer arrangements and our solutions; (u) the risks associated with integrating acquired companies and successfully selling and maintaining their solutions; (v) the risks and challenges around increased regulatory scrutiny and evolving requirements for money movement services and the resulting potential higher costs, increased complexity and limitations on offerings on our business and financial results; (w) litigation related to intellectual property and other matters and any related claims, negotiations and settlements; (x) the risks associated with further consolidation in the financial services industry; (y) the risks associated with selling our solutions internationally and with the continued expansion of our international operations; and (z) the risk that our debt repayment obligations may adversely affect our financial condition and that we may not be able to obtain capital when desired or needed on favorable terms.

Additional information relating to the uncertainty affecting the Q2 business is contained in Q2’s filings with the Securities and Exchange Commission. These documents are available on the SEC Filings section of the Investor Relations section of Q2’s website at http://investors.Q2.com/. These forward-looking statements represent Q2’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and Q2 disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Q2 Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$367,631	$358,560
Restricted cash	1,672	2,233
Investments	65,064	88,066
Accounts receivable, net	51,716	42,084
Contract assets, current portion, net	8,596	7,888
Prepaid expenses and other current assets	28,234	23,512
Deferred solution and other costs, current portion	22,631	26,611
Deferred implementation costs, current portion	10,508	9,706
Total current assets	556,052	558,660
Property and equipment, net	27,783	31,528
Right of use assets	27,188	30,402
Deferred solution and other costs, net of current portion	27,827	28,116
Deferred implementation costs, net of current portion	28,929	26,408
Intangible assets, net	78,377	94,633
Goodwill	512,869	512,869
Contract assets, net of current portion and allowance	14,103	9,483
Other long-term assets	3,149	2,696
Total assets	$1,276,277	$1,294,795

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$76,799	$60,542
Convertible notes, current portion	303,368	190,331
Deferred revenues, current portion	155,003	137,700
Lease liabilities, current portion	8,915	10,327
Total current liabilities	544,085	398,900
Convertible notes, net of current portion	—	302,115
Deferred revenues, net of current portion	26,826	27,281
Lease liabilities, net of current portion	33,832	38,346
Other long-term liabilities	9,723	10,357
Total liabilities	614,466	776,999

Stockholders' equity:
Common stock	6	6
Additional paid-in capital	1,275,980	1,183,893
Accumulated other comprehensive loss	(1,953)	(1,873)
Accumulated deficit	(612,222)	(664,230)
Total stockholders' equity	661,811	517,796
Total liabilities and stockholders' equity	$1,276,277	$1,294,795

Q2 Holdings, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Revenues (1)	$208,222	$183,045	$794,809	$696,464
Cost of revenues (2)	92,938	86,702	365,126	341,983
Gross profit	115,284	96,343	429,683	354,481

Operating expenses:
Sales and marketing	25,893	27,215	105,858	105,951
Research and development	40,631	35,722	154,330	143,244
General and administrative	30,452	29,988	125,513	122,942
Transaction-related costs	166	—	166	—
Amortization of acquired intangibles	—	2,587	93	16,979
Lease and other restructuring charges	1,278	2,406	3,826	7,628
Total operating expenses	98,420	97,918	389,786	396,744
Income (loss) from operations	16,864	(1,575)	39,897	(42,263)
Total other income, net	3,916	3,511	14,828	11,403
Income (loss) before income taxes	20,780	1,936	54,725	(30,860)
Provision for income taxes	(337)	(1,772)	(2,717)	(7,676)
Net income (loss)	$20,443	$164	$52,008	$(38,536)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale investments	(24)	(168)	(36)	392
Foreign currency translation adjustment	(73)	(1,112)	(44)	(1,154)
Comprehensive income (loss)	$20,346	$(1,116)	$51,928	$(39,298)

Net income (loss) per common share:
Basic	$0.33	$0.00	$0.84	$(0.64)
Diluted	$0.31	$0.00	$0.80	$(0.64)

Weighted average common shares outstanding
Basic	62,515	60,497	62,156	60,105
Diluted	68,394	64,654	65,118	60,105

(1)    The following table disaggregates the Company's revenue by major source:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Subscription	$170,669	$146,597	$648,598	$553,610
Transactional	17,406	17,562	70,643	68,489
Services and Other	20,147	18,886	75,568	74,365
Total Revenues	$208,222	$183,045	$794,809	$696,464

(2)    Includes amortization of acquired technology of $4.5 million and $5.5 million for the three months ended December 31, 2025 and 2024, respectively, and $21.0 million and $22.0 million for the twelve months ended December 31, 2025 and 2024, respectively.

Q2 Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$52,008	$(38,536)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Amortization of deferred implementation, solution and other costs	30,086	27,038
Depreciation and amortization	53,424	68,809
Amortization of debt issuance costs	2,111	2,059
Amortization of premiums and discounts on investments	(1,098)	(1,273)
Stock-based compensation expense	86,949	89,215
Deferred income taxes	1,236	2,106
Other non-cash charges	653	1,179
Changes in operating assets and liabilities	(23,908)	(14,846)
Net cash provided by operating activities	201,461	135,751
Cash flows from investing activities:
Net maturities of investments	24,065	7,951
Purchases of property and equipment	(6,810)	(6,692)
Capitalized software development costs	(21,283)	(22,339)
Net cash used in investing activities	(4,028)	(21,080)
Cash flows from financing activities:
Repurchases of common shares	(5,000)	—
Payment for maturity of convertible notes	(191,000)	—
Debt issuance costs related to Revolving Credit Agreement	—	(942)
Proceeds from exercise of stock options and ESPP	7,028	14,259
Net cash provided by (used in) financing activities	(188,972)	13,317
Effect of exchange rate changes on cash, cash equivalents and restricted cash	49	(827)
Net increase in cash, cash equivalents and restricted cash	8,510	127,161
Cash, cash equivalents and restricted cash, beginning of period	360,793	233,632
Cash, cash equivalents and restricted cash, end of period	$369,303	$360,793

Q2 Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
GAAP gross profit	$115,284	$96,343	$429,683	$354,481
Stock-based compensation	2,108	2,246	9,711	11,821
Amortization of acquired technology	4,537	5,504	21,049	22,016
Lease and other restructuring charges	192	903	652	1,889
Non-GAAP gross profit	$122,121	$104,996	$461,095	$390,207

Revenues	$208,222	$183,045	$794,809	$696,464

GAAP gross margin	55.4%	52.6%	54.1%	50.9%
Non-GAAP gross margin	58.6%	57.4%	58.0%	56.0%

GAAP sales and marketing expense	$25,893	$27,215	$105,858	$105,951
Stock-based compensation	(2,810)	(3,996)	(14,196)	(16,779)
Non-GAAP sales and marketing expense	$23,083	$23,219	$91,662	$89,172

GAAP research and development expense	$40,631	$35,722	$154,330	$143,244
Stock-based compensation	(4,308)	(3,253)	(16,860)	(16,456)
Non-GAAP research and development expense	$36,323	$32,469	$137,470	$126,788

GAAP general and administrative expense	$30,452	$29,988	$125,513	$122,942
Stock-based compensation	(10,956)	(10,264)	(46,182)	(44,159)
Non-recurring legal settlements	—	—	(1,750)	—
Non-GAAP general and administrative expense	$19,496	$19,724	$77,581	$78,783

GAAP operating income (loss)	$16,864	$(1,575)	$39,897	$(42,263)
Stock-based compensation	20,182	19,759	86,949	89,215
Transaction-related costs	166	—	166	—
Amortization of acquired technology	4,537	5,504	21,049	22,016
Amortization of acquired intangibles	—	2,587	93	16,979
Lease and other restructuring charges	1,470	3,309	4,478	9,517
Non-recurring legal settlements	—	—	1,750	—
Non-GAAP operating income	$43,219	$29,584	$154,382	$95,464

Reconciliation of GAAP net income (loss) to adjusted EBITDA:
GAAP net income (loss)	$20,443	$164	$52,008	$(38,536)
Stock-based compensation	20,182	19,759	86,949	89,215
Transaction-related costs	166	—	166	—
Depreciation and amortization	12,536	15,990	53,424	68,809
Lease and other restructuring charges	1,470	3,309	4,478	9,517
Non-recurring legal settlements	—	—	1,750	—
Provision for income taxes	337	1,772	2,717	7,676
Interest and other income, net	(3,946)	(3,370)	(14,978)	(11,343)
Adjusted EBITDA	$51,188	$37,624	$186,514	$125,338

Adjusted EBITDA margin	24.6%	20.6%	23.5%	18.0%

Q2 Holdings, Inc.
Reconciliation of Free Cash Flow
(in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2025	2024
Net cash provided by operating activities	$201,461	$135,751
Purchases of property and equipment	(6,810)	(6,692)
Capitalized software development costs	(21,283)	(22,339)
Free cash flow	$173,368	$106,720

MEDIA CONTACT:	INVESTOR CONTACT:
Jack McBee	Josh Yankovich
Q2 Holdings, Inc.	Q2 Holdings, Inc.
M: +1-210-854-7974	O: +1-512-682-4463
jack.mcbee@Q2.com	josh.yankovich@Q2.com